Exhibit 4(a)(iii)

14 October 2024

Smith & Nephew plc

Building 5, Croxley Park

Hatters Lane

Watford

Hertfordshire

WD18 8YE

Dear Sirs

USD1,000,000,000 REVOLVING FACILITY AGREEMENT WITH SWINGLINE FACILITY DATED 20 OCTOBER 2023 ENTERED INTO BETWEEN, INTER ALIOS, SMITH & NEPHEW PLC AS THE COMPANY AND HSBC BANK PLC AS THE FACILITY AGENT (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement have the same meaning in this letter unless given a different meaning in this letter.

We refer to the Extension Notice dated 9 September 2024.

We confirm that each of the Lenders has agreed to the extension of the Final Maturity Date as requested in the Extension Notice. Accordingly, the Final Maturity Date will be extended to 20 October 2029 with effect from 20 October 2024 (being the effective date specified in the Extension Notice).

Yours faithfully

/s/ Natalie Gibbons Authorised Signatory

HSBC Bank plc

As Agent for and on behalf of the Lenders

HSBC Bank plc

Global Banking and Markets

Issuer Services

Level 14, 8 Canada Square, London E14 5HQ

Tel: +44 20 7991 8888 Fax: +44 20 7991 4351

Registered in England number 14259. Registered Office: 8 Canada Square, London E14 5HQ

Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

RESTRICTED